Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
FOURTH QUARTER FISCAL 2014 EARNINGS

Fourth Quarter Fiscal 2014 Highlights
• Record sales of $2.53 billion
• Record consolidated segment operating margin of 28.5 percent
• Record EPS from continuing operations of $3.27 (diluted)

PORTLAND, Oregon - May 8, 2014 - Precision Castparts Corp. (NYSE:PCP) delivered strong sales and earnings per share in the fourth quarter of fiscal 2014, effectively leveraging demand from robust end markets.

Fourth Quarter Fiscal 2014 Financial Highlights

Precision Castparts Corp. (PCC) sales in the fourth quarter of fiscal 2014 totaled $2.53 billion, increasing 4 percent over sales of $2.43 billion last year. Year-over-year organic growth was approximately 3 percent, excluding the impact of metal/revert pricing. Consolidated segment operating income improved by 15 percent year over year, growing to $720 million, or 28.5 percent of sales, compared to $626 million, or 25.7 percent of sales, a year ago. Net income from continuing operations (attributable to PCC) in the fourth quarter rose to $479 million, versus net income of $415 million in the fourth quarter of fiscal 2013. Earnings per share (EPS) from continuing operations (attributable to PCC) were $3.27 in the quarter (diluted, based on 146.4 million shares of stock outstanding), compared to $2.82 (diluted, based on 147.1 million shares of stock outstanding) in the same period last year.

Including discontinued operations, total net income (attributable to PCC) for the fourth quarter of fiscal 2014 was $484 million, or $3.31 per share (diluted).

Business Highlights

Investment Cast Products: Total Investment Cast Products sales in the fourth quarter were $629 million, compared to $635 million a year ago, including an approximately $5 million decrease in contractual material pass-through pricing. Continued strong leverage throughout the segment’s operations drove a 5 percent increase in operating income, which improved to $224 million, or 35.6 percent of sales this quarter, from $214 million, or 33.7 percent of sales in the fourth quarter of fiscal 2013. Large commercial aerospace sales increased approximately 8 percent, spurred by solid production schedules, with reduced military and regional/business jet shipments tempering overall segment sales. Even with a year-over-year decrease in OEM industrial gas turbine (IGT) production, the segment's power business continued to see strong demand, driven by upgrade programs, share gains, and spares sales. Extracting strong sales leverage and achieving new levels of performance excellence across their operations, segment plant managers continued to drive daily operational disciplines to deliver significant growth to the bottom line.

Forged Products: Forged Products sales were $1,120 million in the fourth quarter, versus $1,118 million the previous year, including a year-over-year decline in alloy and revert selling prices of approximately $69 million, which now includes TIMET, and an expanding level of intercompany activity. Operating income increased by 19 percent, rising to $302 million in the quarter, or 27.0 percent of sales, from $253 million, or 22.6 percent of sales, in the same period a year ago. Large commercial aerospace sales increased approximately 5 percent from the same period last year, offset by lower military sales; regional/business jet sales were flat. IGT sales increased approximately 5 percent, while interconnect pipe sales continued a solid upward trajectory, showing a 28 percent increase year over year and maintaining a backlog of nearly one year. Oil & gas shipments declined by 12 percent in the fourth quarter of fiscal 2014 off of strong shipping schedules in the same quarter last year. From an operational standpoint, TIMET continued its rapid integration, aggressively improving its cost models, delivering significant value across its operations, and is well positioned to capitalize on additional, clearly defin ed opportunities going forward. In addition, the base businesses showed strong incremental drop-through by effectively leveraging their throughput.

Airframe Products: Sales for the Airframe Products segment increased year over year by 15 percent, improving to $781 million in the quarter compared to $681 million a year ago. Operating income grew by 18 percent to $232 million, or 29.7 percent of sales, in the fourth quarter, versus $197 million, or 28.9 percent of sales, last year. Aerospace sales showed 17 percent growth year over year, including 5 percent organic growth. Fastener 787 shipments are now at an average of eight shipsets per month, with additional upside opportunity expected as they close the gap with aircraft production schedules. Operating performance continued its strong upward trajectory across Airframe Products manufacturing facilities, with base businesses relentlessly driving daily metrics, and recent acquisitions delivering operational improvements at an even faster rate and making major contributions to the segment's bottom line.

“In the fourth quarter, we successfully advanced on all major fronts,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Over the past year, our base businesses continued to deliver solid sales and drop through strong earnings, TIMET showed remarkable acceleration across all its operations, and our recent acquisitions rapidly integrated into the base businesses, performing at levels well beyond our initial expectations.

“As a Company, we have worked diligently to secure strong, long-term contracts in our target markets and have laid out focused strategies to increase those positions,” Donegan said. “We have won major share on all current-production commercial aircraft programs, and the demand in that market continues to be very healthy. On the new generation of re-engined narrow-body aircraft now under development, we have secured even stronger positions, with a real potential for further content growth going forward. In addition, our acquisition strategy continues to deliver significant incremental upside. TIMET’s operational efficiencies have significantly improved its asset utilization, positioning its facilities to handle solid volume increases beginning to ramp in the second quarter of fiscal 2015, and our Airframe Products segment is realizing strong benefits from steady market share growth and increased volumes running across their assets. The acquisition of Aerospace Dynamics International, which closed after the end of the quarter, has been a key focus of our strategy for some time, and we expect the same rapid integration and accelerated performance we have seen from our other recent acquisitions.

“We have also positioned ourselves well going forward on the power side of our business,” Donegan said. “Even in the face of declining OEM production, our solid positions on new IGT development and retrofit programs have maintained high shipment levels. The increased market demand for interconnect pipe market has driven a strong recovery, and our backlog is holding fast at approximately one year, even as the shipment schedules increase. On the oil & gas front, we are winning new projects and are aggressively pursuing the next set of opportunities. The activity level and hit rate in our power markets remain strong.

“All that being said, factory-by-factory operating performance will continue to be our number one focus,” Donegan said. “That is ultimately what delivers value to our shareholders and what generates the cash necessary to pursue our acquisition strategy. We are dedicated to keeping a strong balance sheet while striving to improve both our top and bottom line.”

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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company’s web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=617954&s=1&k=1D8C3FBE2ED54BEFBDFC4E87750ABF51

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system’s compatibility any time prior to the call:
http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to 877-879-6184, Access Code: 6981270. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 6981270.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications.  In addition, the Company is a leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website - http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS1
(Unaudited; in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	March 30, 2014	March 31, 2013	March 30, 2014	March 31, 2013
Net sales	$2,530	$2,434	$9,616	$8,361
Costs and expenses:
Cost of goods sold	1,642	1,649	6,317	5,669
Selling and administrative expenses	168	159	627	535
Interest expense	17	20	76	38
Interest income	(2)	(2)	(5)	(7)
Total costs and expenses	1,825	1,826	7,015	6,235
Income before income tax expense and equity in earnings of unconsolidated affiliates	705	608	2,601	2,126
Income tax expense	(224)	(191)	(835)	(694)
Equity in earnings of unconsolidated affiliates	—	—	1	1
Net income from continuing operations	481	417	1,767	1,433
Net income (loss) from discontinued operations	5	—	17	(3)
Net income	486	417	1,784	1,430
Net income attributable to noncontrolling interests	(2)	(2)	(7)	(3)
Net income attributable to Precision Castparts Corp. ("PCC")	$484	$415	$1,777	$1,427
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$3.30	$2.83	$12.09	$9.81
Net income (loss) per share from discontinued operations	0.03	—	0.11	(0.02)
Net income per share	$3.33	$2.83	$12.20	$9.79
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$3.27	$2.82	$12.01	$9.75
Net income (loss) per share from discontinued operations	0.04	—	0.11	(0.03)
Net income per share	$3.31	$2.82	$12.12	$9.72
Weighted average common shares outstanding:
Basic	145.3	146.3	145.6	145.7
Diluted	146.4	147.1	146.6	146.7
	Three Months Ended		Twelve Months Ended
	March 30, 2014	March 31, 2013	March 30, 2014	March 31, 2013
Sales by Segment
Investment Cast Products	$629	$635	$2,462	$2,480
Forged Products	1,120	1,118	4,272	3,566
Airframe Products	781	681	2,882	2,315
Total	$2,530	$2,434	$9,616	$8,361
Segment Operating Income (Loss)[2]
Investment Cast Products	$224	$214	$874	$838
Forged Products	302	253	1,088	777
Airframe Products	232	197	863	687
Corporate expense	(38)	(38)	(153)	(145)
Consolidated segment operating income	720	626	2,672	2,157
Interest expense	17	20	76	38
Interest income	(2)	(2)	(5)	(7)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$705	$608	$2,601	$2,126

[1] Reported results for the three and twelve months ended March 31, 2013 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET, CASH FLOW AND SALES INFORMATION
(Unaudited; in millions)

	March 30, 2014	March 31, 2013
Cash and Debt Balances
Cash	$361	$280
Total Debt	$3,572	$3,807
Total PCC Shareholders' Equity	$11,386	$9,783
Total Debt, as % of Total Capitalization	23.9%	28.0%
Working Capital Items[1]
Receivables, Net	$1,578	$1,507
Inventories	3,438	2,980
Accounts Payable	1,047	940
Total	$3,969	$3,547

	Three Months Ended
	March 30, 2014	March 31, 2013
Selected Cash Flow Items[1]
Depreciation and Amortization	$76	$68
Capital Expenditures	$94	$118
Acquisitions of Businesses, Net of Cash Acquired	$153	$527

	Three Months Ended
	March 30, 2014	March 31, 2013
Sales by Market[1]
Aerospace	68%	67%
Power	18%	18%
General Industrial & Other	14%	15%

[1] Reported results exclude discontinued operations.